Exhibit 10.2

Unofficial English Summary of Shanghai Real Estate Contract dated July 7, 2021 between NTIC (Shanghai) Co., Ltd, and Shanghai FASTO Investment Group Limited Company

On July 7, 2021, NTIC (Shanghai) Co., Ltd. (“Buyer”), a wholly owned subsidiary of Northern Technologies International Corporation (the “Company”), entered into a Shanghai Real Estate Sales Contract (the “Contract”) with Shanghai FASTO Investment Group Limited Company (“Seller”) to purchase the building located on Building 29, No. 6066 Songze Avenue, Shanghai (the “Property”).

The Property is approximately 1941 square meters. The building is made of steel and concrete and is considered a factory-site.

The purchase price for the Property is thirty two million six hundred and twenty two thousand nine hundred and twelve yuan only (RMB 32,622,912 yuan) (“Purchase Price”). The Purchase Price includes not only the sale of the Property but also includes the equipment inside the Property. Upon signing of the Contract, the Buyer shall pay fifty percent (50%) of the Purchase Price, which amounts to sixteen million three hundred and eleven thousand four hundred and fifty six yuan only (RMB 16,311,456). The Buyer shall pay the remaining fifty percent (50%) of the Purchase Price before July 15, 2021. The Buyer will be paying the Purchase Price using its self-owned funds.

The land where the Property is located is owned by the People’s Republic of China. Seller has the right to use the land. Both parties will work together to facilitate the transfer of the Seller’s right to use the land, along with the title and ownership of the Property, to Buyer before January 1, 2022. The Seller will continue to pay the property management, water, electricity, gas, and telecommunication fees before transfer of the Property is complete. The Seller will vacate from the Property before January 31, 2022.

The Contract is governed by the laws and regulations of the People’s Republic of China. Any dispute that arises from the Contract may be settled through arbitration with the Shanghai Arbitration Commission or through trial to be held at the People’s court in Qingpu District.